Exhibit 99.1

PRESS RELEASE
For immediate release – September 27, 2007
Contact:	Jim Graham, President/CEO
(910) 641-0044

Waccamaw Bank Acquires Four Coastal Carolina Banking Offices

Whiteville, NC—Waccamaw Bankshares, Inc. (NASDAQ: WBNK) and its primary operating subsidiary, Waccamaw Bank, announced today an agreement to acquire four offices from BB&T Corporation as a result of BB&T’s merger with Coastal Financial Corporation. Waccamaw is acquiring two offices in Brunswick County, North Carolina and two offices in Horry County South Carolina. These offices are located at 8001 East Oak Island Drive, Oak Island, North Carolina; 200 Smith Street, Shallotte, North Carolina; 5429 Dick Pond Road, Myrtle Beach, South Carolina; and 112 Waccamaw Medical Park, Conway, South Carolina.

Currently, Waccamaw operates twelve offices in the coastal Carolina region, including five offices in Brunswick County, North Carolina and one office in Horry County, South Carolina. Brunswick County is part of the larger Wilmington, NC Metropolitan Statistical Area (“MSA”) which, based on June 30, 2006, FDIC deposit data, reported total deposits of $5.7 billion. Horry County, South Carolina is part of the Myrtle Beach – Conway – North Myrtle Beach, South Carolina MSA which, based on June 30, 2006, FDIC deposit data, reported total deposits of $5.6 billion. Historical population growth rates for both the Wilmington, NC MSA and the Myrtle Beach – Conway – North Myrtle Beach, SC MSA of approximately 24% exceed the national population growth rate of approximately 6% over the same time period.

“This transaction further enhances Waccamaw Bank’s position as the only community banking company conducting business in the coastal region of both North and South Carolina,” commented Jim Graham, the President and CEO of Waccamaw Bankshares. “This is an exciting opportunity for Waccamaw to expand its community banking franchise in markets that we have designated as our primary operating areas. When our new offices open, Waccamaw will have seven offices located in Brunswick County, and three offices, two in Conway and the new Myrtle Beach office, in Horry County, South Carolina. Further, Waccamaw is building an office in Little River, South Carolina at 1180 Hwy 17 which will open in the spring of 2008. Brunswick and Horry County are continually two of the fastest growing counties in the country and our strategic plan calls for continuing development of our strong community banking franchise in the coastal Carolinas. Waccamaw will soon operate seventeen offices in one of the fastest growing regions of our nation.”

Under the terms of the agreement, Waccamaw will purchase the land, building and office equipment of the four locations but is not purchasing the loans and deposits held at these four offices. Waccamaw expects the transaction to close in early November 2007 and to have the locations converted and opened shortly thereafter.

As of June 30, 2007, Waccamaw Bankshares reported total assets of $434.0 million and year-to-date net income $2.076 million, an increase of 19.8% over the same period in 2006.

Waccamaw Bank, the primary subsidiary of Waccamaw Bankshares, is a state charted bank operating twelve offices in Whiteville, Wilmington, Shallotte, Holden Beach, Chadbourn, Tabor City, Southport (2), Sunset Beach and Elizabethtown, North Carolina. Offices in South Carolina include Conway and Heath Springs. There is presently one office under construction at Little River, South Carolina. In addition to primary banking operations, other related services are provided by Waccamaw Financial Services, an insurance and investment subsidiary. Common stock of Waccamaw Bankshares is listed on the NASDAQ Global Market and trades under the symbol WBNK. Additional corporate information, product descriptions, and online services can be located on the Bank’s website at http://www.waccamawbank.com.

Information in the press release contains “forward-looking statements.” These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Waccamaw Bankshares, Inc.’s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.